INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
and Stockholders
BiTech Pharma, Inc. (F/K/A China RX Holdings, Inc.) and Subsidiaries
5980 Horton Street, Suite 405
Emeryville, California 94608

We hereby consent to the inclusion of our audit report dated September 28, 2005, for the years ended June 30, 2005 and 2004, and our review report dated November 30, 2005 for the quarters ended September 30, 2005 and 2004, and our review report dated February 24, 2006 for the six months ended December 31, 2005 and 2004, and our review report dated May 18, 2006 for the nine months ended March 31, 2006 and 2005, which appear in the Registration Statement on Form 10-SB of BiTech Pharma, Inc. (F/K/A China RX Holdings, Inc.) and Subsidiaries filed with Securities and Exchange Commission and to all references to our firm included in this Registration Statement on Form 10-SB.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
July 26, 2006